Aflac Incorporated 3rd Quarter 2017 10-Q
EXHIBIT 15

November 2, 2017

Aflac Incorporated
Columbus, Georgia
Re: Registration Statement No. 333-219784, and 333-203839 on Form S-3; 333-135327, 333-161269, 333-202781, 333-158969, 333-27883, 333-200570, 333-115105, and 333-219888 on Form S-8
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 2, 2017 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Atlanta, Georgia